Trecora Resources Stock and Incentive Plan

Restricted Stock Unit Agreement
This Agreement is made and entered into as of the ______________, 20__ (the “Date of Grant”) by and between Trecora Resources, a Delaware corporation (the “Company”) and you;
WHEREAS, the Company in order to induce you to enter into and to continue and dedicate service to the Company and to materially contribute to the success of the Company agrees to grant you this restricted stock unit award;
WHEREAS, the Company adopted the Trecora Resources Stock and Incentive Plan, as it may be amended from time to time (the “Plan”) under which the Company is authorized to grant restricted stock units to certain employees, directors and other service providers of the Company;
WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this Restricted Stock Unit Agreement (“Agreement”) as if fully set forth herein; and
WHEREAS, you desire to accept the restricted stock unit award made pursuant to this Agreement.
NOW, THEREFORE, in good consideration of and mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:
1.The Grant. Subject to the conditions set forth below, the Company hereby grants you, effective as of the Date of Grant, an award consisting of (a) the target number of ______________ Restricted Stock Units (the “EBITDA Target Award”) and (b) the target number of ______________ Restricted Stock Units (the “ROIC Target Award”), whereby each Restricted Stock Unit represents the right to receive one share of common stock, par value $0.10 per share, of the Company (“Stock”), in accordance with the terms and conditions set forth herein and in the Plan (the “Award”). To the extent that any provision of this Agreement conflicts with the expressly applicable terms of the Plan, you acknowledge and agree that those terms of the Plan shall control and, if necessary, the applicable terms of this Agreement shall be deemed amended so as to carry out the purpose and intent of the Plan. Terms that have their initial letter capitalized, but that are not otherwise defined in this Agreement shall have the meanings given to them in the Plan.

2.    No Shareholder Rights. The Restricted Stock Units granted pursuant to this Agreement do not and shall not entitle you to any rights of a holder of Stock prior to the date shares of Stock are issued to you in settlement of the Award. Your rights with respect to the Restricted Stock Units shall remain forfeitable at all times prior to the date on which rights become vested and the restrictions with respect to the Restricted Stock Units lapse in accordance with Section 5 or 6.

3.    Restrictions; Forfeiture. The Restricted Stock Units are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until these restrictions are removed or expire as contemplated in Section 5 or 6 of this Agreement and Stock is issued to you as described in Section 4 of this Agreement. The Restricted Stock Units are also restricted in the sense that they may be forfeited to the Company (the “Forfeiture Restrictions”).

4.    Issuance of Stock. No shares of Stock shall be issued to you prior to the date on which the Restricted Stock Units vest and the restrictions, including the Forfeiture Restrictions, with respect to the Restricted Stock Units lapse, in accordance with Section 5 or 6. After the Restricted Stock Units vest pursuant to Section 5 or 6, the Company shall as soon as practicable after such vesting date (but no later than the earlier of 90 days following the vesting date or December 31 of the calendar year that includes the vesting date), cause to be issued Stock registered in your name in payment of such vested Restricted Stock Units upon receipt by the Company of any required tax withholding. The Company shall evidence the Stock to be issued in payment of such vested Restricted Stock Units in the manner it deems appropriate. The value of any fractional Restricted Stock Units shall be rounded down at the time Stock is issued to you in connection with the Restricted Stock Units. No fractional shares of Stock, nor the cash value of any fractional shares of Stock, will be issuable or payable to you pursuant to this Agreement. The value of such shares of Stock shall not bear any interest owing to the passage of time. Neither this Section 4 nor any action taken pursuant to or in accordance with this Section 4 shall be construed to create a trust or a funded or secured obligation of any kind.

5.    Expiration of Restrictions and Risk of Forfeiture. The restrictions on the Restricted Stock Units, including the Forfeiture Restrictions, will expire as set forth in Annex A, and shares of Stock that are nonforfeitable and transferable will be issued to you in payment of your vested Restricted Stock Units as set forth in Annex A; provided that you remain in the employ of the Company or its Subsidiaries until the end of the Performance Period. Except as otherwise provided herein, the percentage of the EBITDA Target Award and ROIC Target Award that that may be earned by you will be determined in accordance with Annex A hereto (which Annex A is incorporated by reference and is made part of this Agreement).

6.    Termination of Services.
(a)    Termination Generally. Subject to subsection (c), if your service relationship with the Company or any of its Subsidiaries is terminated for any reason on or before the end of the Performance Period, then all Restricted Stock Units granted under this Agreement shall become null and void and those Restricted Stock Units shall be forfeited to the Company. Notwithstanding the foregoing, the Committee may, in its discretion, provide for accelerated vesting or otherwise permit continued vesting of all, or any portion of, the Restricted Stock Units granted under this Agreement upon your termination of employment with the Company to the extent it deems it in the best interests of the Company and such acceleration or extension of vesting does not violate the Nonqualified Deferred Compensation Rules defined below.
(b)    Corporate Change. As permitted under Section 13.5 of the Plan, in the event that a Corporate Change occurs prior to the Restricted Stock Units granted under this Agreement becoming fully vested, the accelerated vesting provided in Section 13.5 shall not apply to the Restricted Stock Units granted under this Agreement and such Restricted Stock Units shall continue to vest under the terms of the Plan and this Agreement, subject to Section 13.6 of the Plan, the Trecora Resources Change in Control Severance Plan or any employment agreement between you and the Company which specifically addresses the vesting of equity awards held by you in the event of a Corporate Change.
(c)    Effect of Employment Agreement. Notwithstanding any provision herein to the contrary, in the event of any inconsistency between Section 5 or this Section 6, on the one hand, and any employment agreement entered into by and between you and the Company or its Subsidiaries, whether entered into before or after the date of this Agreement, on the other hand, the terms of the employment agreement shall control.
7.    Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if you are on leave of absence for any reason you will be considered to still be in the employ of, or providing services for, the Company, provided that rights to the Restricted Stock Units during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.
8.    Payment of Taxes. The Company may require you to pay to the Company (or the Company’s Subsidiary if you are an employee of a Subsidiary of the Company), an amount the Company deems necessary to satisfy its (or its Subsidiary’s) current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Award. Unless you make other arrangements with the Company prior to the applicable withholding date, the Restricted Stock Units will be net settled to withhold applicable taxes.
9.    Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless o a registration statement under the Securities Act is, at the time of issuance, in effect with respect to the shares issued or o in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. YOU ARE CAUTIONED THAT ISSUANCE OF STOCK UPON THE VESTING OF RESTRICTED STOCK UNITS GRANTED PURSUANT TO THIS AGREEMENT MAY NOT OCCUR UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.
10.    Section 409A of the Code. It is the general intention, but not the obligation, of the Committee to design Awards to comply with or to be exempt from the Section 409A of the Code and the regulations promulgated thereunder (the “Nonqualified Deferred Compensation Rules”), and Awards will be operated and construed accordingly. This Section 10 does not contain a representation to you regarding the tax consequences of the grant, vesting, exercise, settlement, or sale of the Award (or the Stock underlying such Award) granted hereunder, and should not be interpreted as such. In no event shall the Company or any of its affiliates or their respective employees or directors be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you (or anyone claiming a benefit through you) on account of non-compliance with the Nonqualified Deferred Compensation Rules. Notwithstanding any provision in the Plan or this Agreement to the contrary, in the event that you are a “specified employee” (as defined under the Nonqualified Deferred Compensation Rules) and you become entitled to a payment under an Award that would be subject to additional taxes and interest under the Nonqualified Deferred Compensation Rules if your receipt of such payment or benefits is not delayed until the earlier of (i) the date of your death, or (ii) the date that is six months after your “separation from service,” as defined under the Nonqualified Deferred Compensation Rules (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to you until the Section 409A Payment Date. Any amounts subject to the preceding sentence that would otherwise be payable prior to the Section 409A Payment Date will be aggregated and paid in a lump sum without interest on the Section 409A Payment Date. The applicable provisions of the Nonqualified Deferred Compensation Rules are hereby incorporated by reference and shall control over any provision in the Plan or this Agreement that are in conflict therewith. Each payment made under this Award, if any, shall be treated as a separate payment under the Nonqualified Deferred Compensation Rules.
11.    Clawback. The Restricted Stock Units granted hereunder are subject to any written clawback policies that the Company, with the approval of the Board or an authorized committee thereof, may adopt either prior to or following the Date of Grant, including any policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the SEC and that the Company determines should apply to the Award. Any such policy may subject your Award and amounts paid or realized with respect to the Award to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur as specified in any such clawback policy.
12.    Legends. The Company may at any time place legends referencing any restrictions imposed on the shares pursuant to this Agreement on all certificates representing shares issued with respect to this Award.
13.    Right of the Company and Subsidiaries to Terminate Services. Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company or any Subsidiary, or interfere in any way with the rights of the Company or any Subsidiary to terminate your employment or service relationship at any time.
14.    Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.
15.    Remedies. The parties to this Agreement shall be entitled to recover from each other reasonable attorneys’ fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise.
16.    No Liability for Good Faith Determinations. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Stock Units granted hereunder.
17.    Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.
18.    No Guarantee of Interests. The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.
19.    Company Records. Records of the Company or its Subsidiaries regarding your period of service, termination of service and the reason(s) therefor, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.
20.    Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan (including grants) by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
21.    Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.
22.    Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.
23.    Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.
24.    Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
25.    Company Action. Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.
26.    Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
27.    Governing Law. This Agreement shall be interpreted, governed by, and construed in accordance with, the laws of the State of Texas without regard to principles of conflict of laws, except to the extent that it implicates mandatory provisions of the General Corporation Law of the State of Delaware, which matters shall be governed by such Delaware law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.
28.    Amendment. This Agreement may be amended the Board or by the Committee at any time (a) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award; or (b) other than in the circumstances described in clause (a) or provided in the Plan, with your consent.
29.    The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.
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THE UNDERSIGNED HOLDER ACKNOWLEDGES RECEIPT OF THIS AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF RESTRICTED STOCK UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS OF THIS AGREEMENT AND THE PLAN.

TRECORA RESOURCES By: Name: Christopher Groves Title: Corporate Secretary Date:	HOLDER By: Name: Date:

ANNEX A

A1.    Definitions. For purposes of this Annex A, the following terms shall have the meaning set forth below:
(a)    "Adjusted EBITDA" shall mean EBITDA plus share–based compensation, plus restructuring and severance expenses, plus losses on extinguishment of debt, plus or minus equity in AMAK's earnings and losses, plus impairment losses, plus or minus gains or losses on disposal of assets, and plus or minus gains or losses on acquisitions, as determined by the Committee.

(b)    "AMAK" shall mean Al Masane Al Kobra Mining Company.

(c)    "EBITDA" shall mean net income (loss) from continuing operations of the Company plus interest expense (benefit) including derivative gains and losses, income taxes, depreciation and amortization.

(d)    "EBITDA Growth" shall mean the cumulative three-year growth in Adjusted EBITDA.

(e)    "EBITDA Ranking" The percentage of companies in the Peer Group that have a lower EBITDA Growth for the Performance Period than the Company.

(f)    "Peer Group" shall mean ______________________________; provided, that (i) the Peer Group will not include any company that is not publicly traded (i.e., has no ticker symbol) at the end of the Performance Period; (ii) the performance of the surviving entities will be used in the event there is a combination of any of the Peer Group companies during the Performance Period; and (iii) no new companies will be added to the Peer Group during the Performance Period (including a company that is not a Peer Group member which acquires a member of the Peer Group).  Notwithstanding the foregoing, the Committee may disregard any of these guidelines when evaluating changes in the membership of the Peer Group during the Performance Period in any particular situation, as it deems reasonable in the exercise of its discretion.

(g)    "Performance Period" shall mean the period commencing January 1, 20__ and ending December 31, 20___.

(h)    "ROIC Ranking" The percentage of companies in the Peer Group that have a lower ROIC for the Performance Period than the Company.

(i)    "ROIC" shall mean the average annual operating income plus non-cash stock-based compensation expense divided by total assets minus current liabilities plus short-term portion of long-term debt for the Performance Period.

A2.    Determination of Vested Restricted Stock Units. Following the end of the Performance Period, the Committee will determine the EBITDA Ranking and the ROIC Ranking for the Performance Period. The number of Restricted Stock Units which are considered vested as a percentage of the EBITDA Target Award shall be based on the EBITDA Ranking for the Performance Period and the number of Restricted Stock Units which are considered vested as a percentage of the ROIC Target Award shall be based on the ROIC Ranking for the Performance Period as follows:

Ranking for Performance Period	Percentage of Target Award
<25th Percentile	0%
25th Percentile	50%
50th Percentile	100%
100th Percentile	200%

If the Company’s EBITDA Ranking or ROIC Ranking for the Performance Period is above the 25th percentile but between two of the levels set forth in the table above, the payout percentage shall be determined using linear interpolation. Subject to the continued employment requirements of Section 5, Restricted Stock Units that vest under this Section A2 shall be settled in shares of Stock as described in Section 4.

A3.    EBITDA Growth Required. Notwithstanding Section A2 above, no Restricted Stock Units granted under this Agreement will vest in the event EBITDA Growth is negative for the Performance Period, regardless of EBITDA Ranking or ROIC Ranking.